Exhibit 10.12

Heritage Insurance Holdings, Inc.

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (the “Agreement”) is entered into as of November 4, 2015 (the “Award Date”) between Heritage Insurance Holdings, Inc. (the “Company”) and Ernie Garateix (the “Participant”).  Any term capitalized but not defined in the Agreement shall have the meaning set forth in the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).

The Plan provides that the Administrator may grant restricted stock to employees, directors, and independent contractors of the Company or its Affiliates.  In the Administrator’s exercise of discretion under the Plan, the Administrator has determined that the Participant should receive a restricted stock award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:

Grant

.  The Company hereby grants to the Participant a restricted stock award (the “RS Award”) of 125,000 shares of Stock (the “Award Shares’).  The RS Award shall be subject to the terms and conditions of the Plan and the Agreement.

Stock Certificates

.  The Company may, but shall not be required to, issue certificates for the Award Shares in the Participant’s name, in which event the Company (or its designee) shall hold the certificates until the Award Shares either are forfeited or become vested.

Rights as Shareholder

.  On and after the Award Date, and except to the extent provided in Section 9, the Participant may exercise full voting rights with respect to the Award Shares and the Participant will be entitled to receive dividends on Award Shares if and when dividends are payable on Stock to shareholders of record after the Award Date.  If the Participant forfeits any rights he/she may have under the RS Award in accordance with Section 4, the Participant shall, on the day following the event of forfeiture:  (i) cease to have any rights as a shareholder with respect to the Award Shares or any interest therein and, including rights to any dividends on such stock and (ii) Participant shall repay to the Company any dividends that were paid on any forfeited Award Shares.  Neither unvested shares of Award Shares, nor the right to vote such shares and receive dividends thereon, may be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered; provided, however, that the Participant may grant to another person a revocable proxy to vote unvested shares of Award Shares at a Company stockholder meeting.

Vesting; Effect of Termination of Employment

.  The Participant’s Award Shares shall vest in equal one fifth (1/5) installments on each of the first, second, third, fourth, and fifth anniversaries of the Award Date, provided the Participant remains continuously employed by, or in service as an employee of, the Company or its Affiliates until each such respective date.  If the application of this Section would result in the Participant vesting in a fraction of a share, such fractional share shall be rounded up to the next whole share.

If Participant ceases to be continuously employed as an employee for any reason and before all of his/her Award Shares have become vested under the Agreement, the Participant’s Award

Shares that have not become vested as of the effective date of the termination shall be immediately forfeited, in which case neither the Company nor any Affiliate shall have any further obligations under this Agreement with respect to such forfeited shares.  Notwithstanding the previous sentence, if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of the Participant’s termination of employment or service on the RS Award, such agreement shall control.

Terms and Conditions of Distribution

.  The Company shall distribute certificates for Award Shares as soon as practicable after they become vested.  If the Participant dies before the Company has distributed all vested Award Shares, the Company shall distribute certificates for the vested Award Shares to the beneficiary or beneficiaries the Participant designated, in the proportions the Participant specified.  If the Participant failed to designate a beneficiary or beneficiaries, the Company shall distribute certificates for the vested Award Shares to the Participant’s estate.  The Company shall distribute certificates for the vested Award Shares no later than six months after the Participant’s death.

Notwithstanding the foregoing, the Company shall not distribute the certificates for the Award Shares until the Participant has paid to the Company or an Affiliate the amount required to be withheld for federal, state or local taxes.  The Participant may satisfy the required withholding amount by directing that the Company use for this purpose a portion of the Award Shares that would otherwise be distributed to him/her.

Legend on Stock Certificates

.  The Company may require that certificates for Award Shares distributed to the Participant pursuant to the Agreement bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws.

Delivery of Certificates

.  Notwithstanding the provisions of Sections 4 and 5, the Company is not required to issue or deliver any certificates for Award Shares before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices.  The Company shall use commercially reasonable efforts to cause compliance with those laws, rules and practices.

The Company shall not make any distribution of certificates before the first date the Award Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities.  In determining whether a distribution would result in such a penalty or forfeiture, the Administrator may rely upon information reasonably available to them or upon representations of the Participant’s legal or personal representative.

No Right to Employment

.  Nothing in the Plan or the Agreement shall be construed as creating any right in the Participant to continued employment or service, or as altering or amending the existing terms and conditions of the Participant’s employment or service.

Nontransferability

.  No interest of the Participant or any beneficiary in or under the Agreement shall be assignable or transferable by voluntary or involuntary act or by operation of law, other than by shall or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in section 414(p)) of the Code).  Distribution of Award Shares shall be made only to the Participant; or, if the Administrator has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s guardian or legal representative; or, if the Participant is deceased, to the beneficiaries that the Participant has designated in the manner required by the Administrator or, in the absence of a designated beneficiary, to the Participant’s estate.  The Administrator may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Administrator deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.  Any effort to assign or transfer the rights under the Agreement shall be wholly ineffective, and shall be grounds for termination by the Administrator of all rights of the Participant and his/her beneficiary in and under the Agreement.

Administration

.  The Administrator administers the Plan.  The Participant’s rights under the Agreement are expressly subject to the terms and conditions of the Plan, including required shareholder approval thereof, and to any guidelines the Administrator adopts from time to time.  The Participant hereby acknowledges receipt of a copy of the Plan.

Dispute Resolution and Arbitration

.  In the event of any dispute or claim relating to or arising out of the terms and conditions of the Plan and the Agreement (including, without limitation, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Participant and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Pinellas County, Florida in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Participant acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute.  Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

Choice of Law

.  The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law or conflict of laws rules, provisions or principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Sole Agreement

.  The RS Award is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein.  In the event that the terms of the RS Award conflict with the terms of the Plan, the Plan shall control.  The Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged in the Agreement.  The Agreement may be amended only by written agreement between the Participant and the Company.

Counterparts

.  The parties may execute the Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

[signature page follows]

In Witness Whereof, the Company and the Participant have duly executed the Agreement as of the day and year first above written.

COMPANY: Heritage Insurance Holdings, Inc. By:/s/ Bruce Lucas Name: Bruce Lucas Title: CEO
PARTICIPANT: /s/ Ernie Garateix Ernie Garateix